Exhibit 5.1

Our ref      SQG/794866-000002/33439040v2

YIMUTIAN INC. 6/F, Building B-6, Block A Zhongguancun Dongsheng Technology Campus No. 66 Xixiaokou Road Haidian District, Beijing 100192 The People’s Republic of China

24 December 2025

Dear Sir or Madam

YIMUTIAN INC. (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on 24 December 2025 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 993,205,845 Class A Ordinary Shares, par value US$0.00001 per share (the “Shares”), issuable by the Company pursuant to:

(a)	the 2015 Stock Option Plan adopted and extended by the directors of the Company on 5 December 2015 and 9 May 2025 respectively (the “2015 Plan”); and

(b)	the 2025 Share Incentive Plan adopted by the directors of the Company on 9 May 2025 (the “2025 Plan”, together with the 2015 Plan, the “Plans”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed copies of the thirteenth amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 12 May 2025 and effective immediately prior to the completion of the initial public offering of the Company’s American Depositary Shares representing the Shares (the “Memorandum and Articles”), the unanimous written resolutions of the shareholders of the Company dated 12 May 2025 (the “Shareholders Resolutions”), the written resolutions of the directors of the Company dated 5 December 2015, 9 May 2025 and 17 December 2025 (the “Board Resolutions” and together with the Shareholders Resolutions, the “Resolutions”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered on the Registration Statement have been duly and validly authorized.

2.	When issued and paid for in accordance with the terms of the Plans and in accordance with the Resolutions, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company in force at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out in this opinion letter, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out in this opinion letter, and (h) upon the issue of any Shares, the Company will receive consideration which shall be not less than the par value of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion letter as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP